Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards) and financial statement schedule of Vonage Holdings Corp. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vonage Holdings Corp. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 9, 2019